Exhibit 99.1
For More Information Contact:
MEDIA CONTACT:
Jose Juves
Associate Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
INVESTOR CONTACT:
Oscar Velastegui
Senior Manager, Investor Relations
Biogen Idec
Tel: (617) 679-2812
BIOGEN IDEC ANNOUNCES WILLIAM H. RASTETTER TO RETIRE AS
EXECUTIVE CHAIRMAN
Bruce Ross to Become Non-Executive Chairman
Cambridge, MA and San Diego, CA — December 7, 2005 — Biogen Idec (NASDAQ: BIIB) announced today that William H. Rastetter, Ph.D., will retire as Executive Chairman of the company effective at the end of the year. Bruce Ross, presently chairman of the company’s compensation committee, will become non-executive chairman of the Board of Directors effective January 1, 2006. James C. Mullen will continue as President and Chief Executive Officer of Biogen Idec.
“I am proud of all that we have accomplished in implementing the integration of Biogen and IDEC and establishing a platform for future success,” said Dr. Rastetter. “I want to thank the countless patients, employees and shareholders with whom I’ve had the pleasure to work with over many years. You have honored me with your trust and inspired me to help those in need. I am grateful for your support.”
“It was Bill Rastetter’s drive and unyielding commitment to those we serve that resulted in bringing RITUXAN® (rituximab), the world’s leading cancer therapeutic, to patients across the globe,” said Mr. Ross. “His leadership is proof that one man can make a major difference in the lives of many.”
Bruce Ross is currently President of Cancer Rx, a healthcare consulting firm. Mr. Ross was previously Chief Executive Officer of the National Comprehensive Cancer Network, an association of 19 of the largest cancer centers in the United States. He previously held senior management positions, during a 27-year career at Bristol-Myers Squibb. Mr. Ross began serving as a Director of IDEC in 1997.
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About Biogen Idec
Biogen Idec creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.
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